As filed with the Securities and Exchange Commission on December 13, 2002

Registration No. 333-33757

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post Effective Amendment No. 2

to
FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

ATMEL CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0051991 (I.R.S. Employer Identification Number)

2325 Orchard Parkway
San Jose, California 95131
(408) 441-0311
 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Donald Colvin
Vice President, Finance
and Chief Financial Officer
Atmel Corporation
2325 Orchard Parkway
San Jose, California 95131
(408) 441-0311

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael A. Occhiolini, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     On August 15, 1997, Atmel Corporation, a California corporation (“Atmel California”), filed its Registration Statement on Form S-3 (File No. 333-33757) (the “Registration Statement”), covering 4,225,352 shares of Atmel California’s Common Stock (the “Shares”) to be sold by or for the account of certain prospective stockholders of Atmel California (the “Selling Stockholders”). On September 8, 1997, the Securities and Exchange Commission (the “Commission”) initially declared effective the Registration Statement, and on December 22, 1999, the Commission declared effective the only post-effective amendment to the Registration Statement.

     The Registration Statement was filed in order to register the resale of the Shares, which were to be issued upon conversion of Atmel California’s outstanding 3.25% Convertible Subordinated Guaranteed Step-Up Notes due 2002 (the “Notes”) that were issued in an aggregate principal amount of $150,000,000 pursuant to an Indenture, dated May 15, 1997 between Atmel California, Atmel S.A., a societe anonyme organized under the laws of The Republic of France and a wholly-owned subsidiary of the Company, and State Street Bank and Trust Company of California, N.A., a national banking association organized under the laws of the United States of America, (the “Indenture”) in a transaction (the “Note Offering”) exempt from the registration requirements of the Securities Act of 1933, as amended (the Securities Act”).

     On December 16, 1999, Atmel Corporation, a Delaware corporation and successor to Atmel California (the “Company”), filed Amendment No. 1 to the Registration Statement pursuant to Rule 414 under the Securities Act in order to adopt the Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934.

     Pursuant to the Company’s undertaking under Item 512(a)(3) of Regulation S-K in connection with the Registration Statement, the Company agreed to remove from registration, by means of a post-effective amendment, any of the registered Shares that remained unsold at the termination of the offering. The Company wishes to remove all of the Shares from registration at this time because none of such Shares were sold pursuant to the Registration Statement and the Company’s contractual obligation to maintain the registration of the Shares has expired.

     Accordingly, the Company hereby de-registers the 8,450,704 Shares (such number being equal to the total number of Shares initially registered under the Registration Statement, after giving effect to the Company’s 2-for-1 stock split in December 1999) of its common stock registered pursuant to the Registration Statement remaining unsold thereunder.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on December 10, 2002.

ATMEL CORPORATION

By:	/s/ George Perlegos

	Name:	George Perlegos
	Title:	President and Chief Executive Officer and Chairman of the Board of Directors

     Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No.2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ George Perlegos George Perlegos	President, Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors	December 10, 2002

/s/ Donald Colvin Donald Colvin	Vice President, Finance, and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 10, 2002

* Gust Perlegos	Director	December 10, 2002

* Tsung-Ching Wu	Director	December 10, 2002

* Norm Hall	Director	December 10, 2002

* T. Peter Thomas	Director	December 10, 2002

Dr. Chaiho Kim	Director

Pierre Fougere	Director

*By: /s/ George Perlegos

George Perlegos
Attorney-in-fact